Bingham Draft
1 October 2010

Support for Advisory and Other Services Agreement

ICICI Securities Holdings Inc.

and

ICICI Prudential Asset Management Company Ltd

Support for Advisory and Other Services Agreement

This Support for Advisory and Other Services Agreement is made as of October 5, 2010 between:

ICICI Securities Holdings Inc., a Delaware corporation (hereby referred to as the “ISHI”), and having its principal office at 415, Madison Avenue, Newyork, NY 10017.

AND

ICICI Prudential Asset Management Company Ltd a company incorporated under the laws of India with its registered office at 12th Floor, Narain Manzil, 23 Barakhamba Road, New Delhi – 110 001 and Corporate office at 3rd Floor, Hallmark Business Plaza, Sant Dyaneshwar Marg, Bandra (E) Mumbai, 400 054 (hereby referred to the “IPAMC”);

WHEREAS:

(i)	ISHI is registered with the SEC as an investment adviser under the Advisers Act.

(ii)	ISHI is in the business of providing services to various entities in the U.S., including but not limited to investment companies registered under the 1940 Act and other institutions.

(iii)
IPAMC holds a valid certificate of registration from SEBI and carries on the business of Portfolio Management Services and has received approval from SEBI on May 31, 2005 (vide letter no. IMD/RK/41539/05 dated May 31, 2005) for rendering Advisory Services to SEBI registered Foreign Institutional Investors (FIIs) and sub accounts of FIIs.

(iv)
ISHI has been engaged as an investment adviser to the U.S. Mutual Fund, which will invest in Indian listed securities through a Mauritius company that is registered with SEBI as a FII or a sub-account of an FII.

(v)
ISHI desires to obtain the services from time to time of various Designated Professionals employed by IPAMC to assist ISHI in the provision of investment advisory services to the U.S. Mutual Fund, and IPAMC is willing to make the services of various of the Designated Professionals available to ISHI upon the terms and conditions of this Agreement.

AGREED TERMS:

1.	DEFINITIONS

In this Agreement, the following words and expressions shall have the following meanings:

“Advisers Act”	Means the U.S. Investment Advisers Act of 1940, as amended.
“Agreement”	Means this Agreement including all modifications, amendments or deletions made in writing by mutual consent of the Parties.
“Authorised Person”	Means such person as may be authorised by ISHI or IPAMC in writing to act on their behalf as per the provisions of Clause 11.
Business Day”	Means a day other than:
(i) (ii) (iii) (iv)
Saturday or Sunday;
A bank or national holiday in U.S. or India;
A day on which the Bombay Stock Exchange and/or National Stock Exchange in India are closed; and
A day on which there is no RBI Clearing/settlement of securities.

“Commencement Date”	Means the date as defined in Clause 3.
“Communication”
Means a notice or other communication from one Party to another in accordance with Clause 11 other than communications between Dual Personnel and employees of ISHI relating to ISHI’s advice to ISHI’s U.S. clients, including the U.S. Mutual Fund.

“Confidential Information”
Means all information belonging or relating to a Party to this Agreement, whether oral, graphic, electronic, written or in any other form, that is not generally available to the public at the time of disclosure other than by reason of a breach of this Agreement.

“Designated Professionals”	The investment, business and other professionals employed by IPAMC that are from time to time made available to ISHI under this Agreement.
"Dual Personnel"	Has the meaning given to that term in clause 5.5.
"Effective Term"	Means the period beginning from the Commencement Date and ending on termination of this Agreement.
“Fee(s)”	Means any fee or fees charged to or payable by ISHI in accordance with Schedule 1.
“Government Agency”
Means any government or any public, statutory, governmental (including a local government), semi-governmental, local governmental or judicial body, entity, department or authority and includes any self-regulatory organisation established under statute.

“Law(s)”	Means the laws of the Republic of India or the United States of America applicable to this Agreement and the performances hereunder, including the Advisers Act and the 1940 Act.
“1940 Act”	Means the U.S. Investment Company Act of 1940, as amended.
“Party” and “Parties”	Means any party to this Agreement as the context of the term may require and “Parties” means all parties collectively.
“RBI”	Means the Reserve Bank of India, established under the Reserve Bank of India Act, 1934.
“Regulations”	Means the Securities and Exchange Board of India (Foreign Institutional Investor) Regulations, 1995.
“SEBI”	Means the Securities and Exchange Board of India established under Securities and Exchange Board of India Act, 1992.
“SEC”	Means the U.S. Securities and Exchange Commission.
“U.S. Mutual Fund”	ICICI India Dynamic Fund, a series of Forum Funds, an investment company registered under the 1940 Act.

2.	INTERPRETATION

In this Agreement, unless the context requires otherwise:

	(i)	the singular includes the plural and vice versa;

	(ii)	a gender includes the other genders;

(iii)	the headings are used for convenience only and do not affect the interpretation of this Agreement;
(iv)	other grammatical forms of defined words or expressions have corresponding meanings;
(v)	a reference to a document includes the document as modified from time to time and any document replacing it;
(vi)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;
(vii)	the word "person" includes a natural person and any body or entity whether incorporated or not;
(viii)	the word "month" means calendar month and the word "year" means 12 months;
(ix)	the words "in writing" include any communication sent by letter or email or any other form of communication capable of being read by the recipient;
(x)	a reference to all or any part of a statute, rule, regulation or ordinance ("statute") includes that statute as amended, consolidated, re-enacted or replaced from time to time;
(xi)	wherever "include " or any form of that word is used, it must be construed as if it were followed by "(without being limited to)";
(xii)	money amounts are stated in U.S. currency unless otherwise specified;
(xiii)
a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed ("defunct body"), means the agency or body that performs most closely the functions of the defunct body; and

(xiv)	a reference to "Clauses" and "Schedules" are to be construed as references to the clauses of and schedules to this Agreement.

3.	COMMENCEMENT DATE

This Agreement shall take effect from the 1st day of October, 2010.

4.	PROVISION OF SERVICES OF INVESTMENT PROFESSIONALS

4.1
IPAMC shall make available to ISHI, to assist ISHI in the provision of investment advisory services to the U.S. Mutual Fund in accordance with the Advisers Act and the 1940 Act, the services of those Designated Professionals employed by IPAMC as IPAMC and ISHI may from time to time mutually agree.

4.2	The Designated Professionals shall devote such portion of their business time to assisting ISHI in providing services to the U.S. Mutual Fund as IPAMC and ISHI may from time to time mutually agree.

4.3
While the Designated Professionals are providing services under this Agreement, they shall be under the direction and control of ISHI.  At other times, subject in all respects to clause 5, the Designated Professionals shall be under the direction and control of IPAMC.

5, the Designated Professionals shall be under the direction and control of IPAMC.

4.4
This Agreement shall not affect the employment relationship between any Designated Professional and IPAMC, nor shall it create any employment or contractual relationship between any Designated Professional and ISHI.

4.5
IPAMC shall remain at all time responsible for the compensation and benefits of each Designated Professional, for all Indian taxes, statutory charges or withholdings relating to IPAMC’s employment of each Designated Professional, and for conducting its employment relationship with each Designated Professional in accordance with applicable Indian law.

4.6
At such times as the Designated Professionals perform their employment duties in India, IPAMC shall be responsible for providing them with properly equipped office, telecommunications, and IT facilities that comply with applicable Indian laws.  At such times as the Designated Professionals perform their employment duties outside India, ISHI shall be responsible for providing them with properly equipped office, telecommunications, and IT facilities that comply with applicable local laws.

4.7	Each party shall perform and observe its duties under this Agreement on a continuous basis during the Effective Term in accordance with:

(i) the terms of this Agreement; and
(ii) the Laws.

4.8
Subject to clause 5.7, this Agreement is non-exclusive and shall not limit the right of either party to enter into any other agreement or business venture or give either party any right to any revenues or profits from any other agreement or business venture entered into by the other party.

5.	UNDERTAKINGS FOR PURPOSES OF THE ADVISERS ACT

5.1
ISHI shall at all times during the Effective Term employ sufficient personnel who are capable of providing investment advice to the U.S. Mutual Fund for ISHI to carry out its obligations to the U.S. Mutual Fund without reliance on the Designated Professionals.

5.2
ISHI shall promptly, upon receipt of an administrative subpoena, demand or a request for voluntary cooperation made during a routine or special inspection or otherwise, provide to the SEC or to the SEC’s staff any and all of the books and records that it is required to keep under the Advisers Act or under this clause 5, and make available for testimony before or other questioning by the SEC or the SEC’s staff any and all personnel identified by the SEC, the SEC’s staff, ISHI, or IPAMC as having access to or having been involved in providing assistance to ISHI in advising U.S. clients, including the U.S. Mutual Fund, or related transactions, at such place as the SEC may designate in the U.S. or, at the SEC's option, in the country where the records are kept or the personnel reside.

5.3
ISHI shall authorize all personnel described in clause 5.2 to testify about all assistance provided to ISHI in advising its U.S. clients, including the U.S. Mutual Fund, and related transactions and shall not contest the validity of any SEC administrative subpoena for testimony or documents under any laws or regulations other than those of the U.S.

5.4
To the extent that any books and records identified in clause 5.2 are not kept in English, ISHI shall cause the books and records to be translated into English upon reasonable advance request by the SEC or its staff.

5.5
ISHI shall deem as an "associated person", as defined in Section 202(a)(17) of the Advisers Act, IPAMC and each employee of IPAMC, including Designated Professionals, who (i) provides assistance to ISHI in advising ISHI’s United States clients, including the U.S. Mutual Fund; or (ii) has access to any information concerning which securities are being recommended to ISHI for use in advising ISHI’s United States clients, including the U.S. Mutual Fund, prior to effective dissemination of the recommendations (“Dual Personnel”).

5.6
ISHI shall (i) make clear in any communications between the Dual Personnel and ISHI clients that the communications are from ISHI, not IPAMC; (ii) when dealing with clients or potential clients of ISHI, ISHI will cause Dual Personnel to make it clear that they are acting in their capacities as representatives of ISHI, not IPAMC; and (iii) ISHI will disclose to its clients in its Form ADV that IPAMC may recommend to its clients, or invest on behalf of its clients in, securities that are the subject of recommendations to, or discretionary trading on behalf of, ISHI’s clients.

5.7	IPAMC shall during the Effective Term give investment advice to U.S. persons or residents only through ISHI.

5.8	IPAMC shall provide to ISHI, and ISHI shall disclose in its Form ADV, the names and other information required by Form ADV for Dual Personnel.

5.9
ISHI and IPAMC shall require all Dual Personnel to comply with the Code of Ethics established, maintained, and enforced by ISHI pursuant to Rule 204A-1 under the Advisers Act (the “ISHI Code of Ethics”) and maintain the records required by Rule 204-2(a)(12) for all Dual Personnel.  Without limiting the generality of the foregoing, IPAMC shall (i) fully cooperate with ISHI and its chief compliance officer in the investigation of any possible breach of the ISHI Code of Ethics; (ii) assist as ISHI or its chief compliance officer may request in implementing any steps determined by ISHI to be necessary or convenient to address any breach of the ISHI Code of Ethics, including any disciplinary action relating to any Dual Personnel; (iii) assist as ISHI or its chief compliance officer may request in any annual or other review or assessment of the effectiveness of the ISHI Code of Ethics; (iv) immediately report to ISHI’s chief compliance officer any breach of the ISHI Code of Ethics identified by IPAMC; and (v) not take any action to shield any Dual Personnel from any disciplinary action taken by ISHI under the ISHI Code of Ethics.

5.10
IPAMC shall, to the extent applicable to the services provided by IPAMC to ISHI hereunder, keep (a) all books and records of the type described in Rules 204-2(a)(1), (2), (4), (5), and (6) and 204-2(c) under the Advisers Act for all assistance to ISHI in advising ISHI’s U.S. clients, including the U.S. Mutual Fund, and (b) retain all records of the type described in Rule 204-2(a)(3) and (7) under the Advisers Act with respect to assistance to ISHI in advising ISHI’s U.S. clients, including the U.S. Mutual Fund, and all related transactions.  Copies of these Rules as in effect at the date of this Agreement are attached as Schedule 2.

5.11
To the extent that any books and records identified in clause 5.10 are not kept in English, IPAMC shall cause the books and records to be translated into English upon reasonable advance request by the SEC or its staff.

5.12
IPAMC shall (i) promptly, upon receipt of an administrative subpoena, demand or a request for voluntary cooperation made during a routine or special inspection or otherwise, provide to the SEC or to the SEC’s staff any and all of the books and records described in clause 5.10 or otherwise required to be maintained by IPAMC under this clause 5, and make available for testimony before or other questioning by the SEC or the SEC's staff any and all personnel (other than clerical or ministerial personnel) identified by the SEC, the SEC's staff, ISHI, or IPAMC, as having access to or having been involved in providing assistance to ISHI in advising ISHI’s U.S. clients, including the U.S. Mutual Fund, or related transactions, at such place as the SEC may designate in the U.S. or, at the SEC's option, in the country where the records are kept or the personnel reside; (ii) authorize all personnel described in clause (i) of this paragraph to testify about all assistance provided to ISHI in advising ISHI’s U.S. clients, including the U.S. Mutual Fund, and related transactions; and (iii) not contest the validity of SEC administrative subpoenas for testimony or documents under any laws or regulations other than those of the U.S.

5.13
IPAMC hereby irrevocably submits to the jurisdiction of both U.S. and Indian courts for actions arising under the U.S. securities laws in connection with investment advisory activities and related securities activities arising out of or relating to any assistance provided to ISHI in advising U.S. clients of ISHI, including the U.S. Mutual Fund, or any related transaction.

5.14
IPAMC shall designate and appoint an agent for service of process in the U.S. upon whom may be served all process, pleadings, or other papers in (i) any investigation or administrative proceeding conducted by the SEC, and (ii) any civil suit or action brought against ISHI and/or IPAMC or to which ISHI or IPAMC has been joined as a defendant or respondent and shall appoint a successor agent if it or any person discharges the agent, or the agent is unwilling or unable to accept service on behalf of IPAMC at any time until six years have elapsed from the date of ISHI’s last investment advisory activity in the U.S.  Any such agent for service of process shall be authorized by IPAMC to receive any notice, pleading, summons, or other process in any action or other proceeding or a related subpoena arising out of or relating to any assistance provided to ISHI in advising U.S. clients of ISHI, including the U.S. Mutual Fund, or any related transaction.

5.15
IPAMC shall, and shall require all Dual Personnel to, comply with the Compliance Policies and Procedures established, maintained, and enforced by ISHI pursuant to Rule 206(4)-7 under the Advisers Act (the “ISHI Compliance Procedures”) in relation to any assistance provided to ISHI in advising U.S. clients of ISHI, including the U.S. Mutual Fund, or any related transaction.  Without limiting the generality of the foregoing, IPAMC shall (i) fully cooperate with ISHI and its chief compliance officer in the investigation of any possible breach of the ISHI Compliance Procedures; (ii) assist as ISHI or its chief compliance officer may request in implementing any steps determined by ISHI to be necessary or convenient to address any breach of the ISHI Compliance Procedures, including any disciplinary action relating to any Dual Personnel; (iii) assist as ISHI or its chief compliance officer may request in any annual or other review or assessment of the effectiveness of the ISHI Compliance Procedures; (iv) immediately report to ISHI’s chief compliance officer any breach of the ISHI Compliance Procedures identified by IPAMC; and (v) not take any action to shield any Dual Personnel from any disciplinary action taken by ISHI under the ISHI Compliance Procedures.  A copy of Rule 206(4)-7 as in effect at the date of this Agreement is attached as Schedule 3.

5.16
IPAMC shall, and shall require all Dual Personnel to, comply with the Compliance Policies and Procedures established, maintained, and enforced by the U.S. Mutual Fund or the legal entity of which the U.S. Mutual Fund is a part pursuant to Rule 38a-1 under the 1940 Act (the “U.S. Mutual Fund Compliance Procedures”) in relation to any assistance provided to ISHI in advising the U.S. Mutual Fund, or any related transaction.  Without limiting the generality of the foregoing, IPAMC shall (i) fully cooperate with the U.S. Mutual Fund, ISHI and their respective chief compliance officers in the investigation of any possible breach of the U.S. Mutual Fund Compliance Procedures; (ii) assist as the U.S. Mutual Fund, ISHI and their respective chief compliance officers may request in implementing any steps determined by the U.S. Mutual Fund or ISHI to be necessary or convenient to address any breach of the U.S. Mutual Fund Compliance Procedures, including any disciplinary action relating to any Dual Personnel; (iii) assist as the U.S. Mutual Fund, ISHI and their respective chief compliance officers may request in any annual or other review or assessment of the effectiveness of the U.S. Mutual Fund Compliance Procedures; (iv) immediately report to the U.S. Mutual Fund’s chief compliance officer and ISHI’s chief compliance officer any breach of the U.S. Mutual Fund Compliance Procedures identified by IPAMC; and (v) not take any action to shield any Dual Personnel from any disciplinary action taken by the U.S. Mutual Fund or ISHI under the U.S. Mutual Fund Compliance Procedures. A copy of Rule 38a-1 as in effect at the date of this Agreement is attached as Schedule 4.

5.17
IPAMC shall report to ISHI, and ISHI shall as appropriate notify the staff of the SEC of, any changes in the laws of India that would prevent IPAMC from performing its undertakings outlined in this clause 5.  ISHI shall duly consider with its legal counsel any such changes and whether any steps are required to address such changes for purposes of compliance with the Advisers Act and the 1940 Act.  IPAMC acknowledges that, with respect to any such change in Indian law, it may no longer be possible for IPAMC to rely upon the no-action guidance of the SEC staff as to “dual-hatting” arrangements.

5.18
ISHI and IPAMC shall cause and instruct all their officers, directors, employees, and agents to comply with the covenants set forth in this clause 5 to the extent such covenants apply to such officers, directors, employees, and agents.

5.19
If the SEC staff revises its no-action guidance concerning “dual-hatting” arrangements involving investment advisers registered under the Advisers Act and their affiliates or the SEC or SEC staff issues new rules, regulations, interpretative releases, or no-action guidance concerning such arrangements, ISHI and IPAMC shall in good faith negotiate such amendments to this clause 5 as may be necessary or convenient to fully comply with the same.

6.	ADDITIONAL RIGHTS & OBLIGATIONS OF THE PARTIES

6.1	ISHI has the right to review the following documents of IPAMC as listed below on any Business Day during the Effective Term:

(i) Certificate of Incorporation of IPAMC; and

(ii) Any records prepared or maintained by IPAMC pursuant to clause 5 that relate to the work performed by Dual Personnel.

6.2	ISHI shall notify IPAMC forthwith of any amendments or revisions to the ISHI Code of Ethics, the ISHI Compliance Procedures, and the U.S. Mutual Fund Compliance Procedures.

6.3
Each party shall notify the other of its receipt from the SEC, the U.S. Department of Justice, or any other U.S. government agency of any subpoena, demand or a request for voluntary cooperation made during an investigation or a routine or special inspection or otherwise.

6.4	Each party shall in its performances under this Agreement comply, to the extent applicable, with the 1940 Act, the Advisers Act, and the rules and regulations thereunder.

6.5	IPAMC will immediately inform ISHI in the event that IPAMC ceases its relevant registration from SEBI to carry on the business of Asset Management or Portfolio Management

6.6	Each party shall upon request by the other confirm in writing to the SEC or the SEC staff such party’s undertakings in clause 5.

7.	CHARGES & FEES

7.1	In consideration of IPAMC providing the services under this Agreement to ISHI, ISHI will pay IPAMC the fees as set forth on Schedule 1.

7.2	All invoices shall be raised and settled in U.S. dollars.

7.3
IPAMC may provide an invoice in US Dollars to ISHI for the services under this Agreement (“Invoices”) within 10 Business Days after receipt of the fee information from ISHI.  ISHI shall settle all Invoices within 30 days of receipt of Invoice.

7.4	IPAMC shall raise Invoices for the amount mentioned in clause 7.3 above, as inclusive of all taxes and levies.

7.5	For the avoidance of doubt, in no case shall Forum Funds, the U.S. Mutual Fund, or any other series of Forum Funds have any obligation to pay any fees or other amounts due under this Agreement.

8.	INDEMNITY

8.1
Subject to clause 8.3, IPAMC indemnifies and will keep indemnified ISHI in respect of any direct damages, expenses or costs sustained by ISHI that directly arises as a result of IPAMC’s wilful misconduct or gross negligence in the performance of its obligations under this Agreement, except in so far as the loss or damage primarily caused by ISHI.

8.2
Subject to clause 8.3, ISHI indemnifies and will keep indemnified IPAMC in respect of any direct damages, expenses or costs sustained by ISHI that directly arises as a result of ISHI’s wilful misconduct or gross negligence in the performance of its obligations under this Agreement, except in so far as the loss or damage is primarily caused by IPAMC.

8.3	Notwithstanding clauses 8.1 and 8.2 neither party shall be entitled to any indemnity in relation to any (i) action or omission of such party or any of its officers, directors, employees, or agents in violation of the Advisers Act, the 1940 Act, the rules and regulations of the Advisers Act and the 1940 Act, the ISHI Code of Ethics, the ISHI Compliance Procedures, or the U.S. Mutual Fund Compliance Procedures, or (ii) breach of fiduciary duty by such party.

8.4	The indemnities under this Clause 8 are continuing obligations and shall survive termination of this Agreement.

9.	INSURANCE ARRANGEMENTS

9.1
Each party shall maintain its own professional indemnity insurance throughout the Effective Term, provided that ISHI shall be responsible for providing professional liability insurance for the Designated Professionals while they are providing services to ISHI under this Agreement.

10.	ASSIGNMENT

10.1	No Party shall assign its respective rights or delegate its respective duties under this Agreement to a third party, without the consent of the other Party.

11.	COMMUNICATION

11.1
All Communications by either of the Parties hereto shall be in accordance with this Clause, or as otherwise agreed between the Parties from time to time. It is expressly agreed by and between the Parties that no cognizance shall be taken of any oral communication.

11.2
All Communication between the Parties shall only be made or conducted through the Authorised Person and Authorised Persons of each of ISHI and IPAMC. Each Party shall be entitled to rely upon the continued authority of the Authorised Person and Authorised Persons of the other Party to make Communication until such Party receives a Communication from another Party to the contrary.

Communications by one Party to another Party shall be addressed to the address given below or such other address as may be intimated by one Party to the other Party. All Parties shall also keep the others informed from time to time, of the Authorised Person and Authorised Persons who are authorised to send and receive Communications.

Communications to ISHI are to be addressed as follows:

ICICI Securities Holdings Inc.

ATTN:

Gopakumar Puthenveettil 415, Madison Avenue. Newyork, NY 10017 OR Rahul Ajmera 415, Madison Avenue. Newyork, NY 10017
Communications to IPAMC are to be addressed as follows:

ICICI Prudential Asset Management Company Ltd

ATTN:

Krishna Prasad Tumuluri
3rd Floor, Hallmark Business Plaza,
Sant Dyaneshwar Marg, Bandra (E) Mumbai, 400 054

OR

Supriya Sapre,
2nd Floor, Block B-2, Nirlon Knowledge Park,
Western Express Highway, Goregoan (East), Mumbai – 400 063

11.3	Delivery: Any Communication or document made or delivered by one Party or the other Party under or in connection with this Agreement will be deemed to have been received, if sent by way of:

	(i)	letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address; or

(ii)
email, on the date and time at which it enters the addressee's information system (as shown in a confirmation of delivery report from the sender's information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this Clause).

12.	TERMINATION

12.1	This Agreement can be terminated by either Party immediately on written notice to the other Party, on the occurrence of any of the following events during the Effective Term:

	(i)	Insolvency, dissolution, winding up of a Party or the U.S. Mutual Fund;

	(ii)	Termination or suspension of ISHI’s registration under the Advisers Act;

	(iii)	Loss or suspension of any applicable regulatory approvals/licenses required for IPAMC to discharge its obligations under this Agreement;

	(iv)	Termination of the investment advisory agreement under which ISHI provides investment advice to the U.S. Mutual Fund;

	(v)	If a Party commits a material breach of this Agreement (or any breach of clause 5) which is not capable of being remedied; or

	(vi)	If a Party commits a material breach (the "Defaulting Party") of the provisions of this Agreement (or any breach of clause 5) which is not remedied within a period of fifteen

(15) days of the receipt of notice from the non-defaulting Party of such material breach specifying the breach in reasonable detail and requesting that it be cured.

12.2	The Parties may terminate this Agreement at any time by mutual consent.

12.3
Upon the termination of this Agreement, IPAMC shall calculate the Fees (in accordance with Schedule 1) due from the last Invoice rendered up until the date of termination of this Agreement ("Outstanding Fees") and notify ISHI in writing accordingly. The Outstanding Fees will be payable by ISHI to IPAMC within thirty (30) Business Days of the date on which ISHI receives that notice.

12.4	In the event of any termination of this Agreement, the obligations of the parties under clauses 5, 6, 8, and 10 shall survive according to their terms.

12.5	No termination of this Agreement shall limit or terminate any claims accrued under this Agreement prior to termination.

12.6
The parties acknowledge that the investment advisory agreement under which ISHI provides investment advice to the U.S. Mutual Fund may be terminated as provided under the 1940 Act, including termination at any time, without payment of any penalty, on not more than 60 days written notice as provided in Section 15(a)(3) of the 1940 Act.  For avoidance of doubt, this Agreement shall not be subject to termination by the U.S. Mutual Fund.

13.	CONFIDENTIALITY

13.1
Each Party ("Receiving Party") receiving, possessing or otherwise acquiring Confidential Information of any other Party ("Disclosing Party") acknowledges that the Disclosing Party's Confidential Information is the property of and confidential to or a trade secret of the Disclosing Party.  Subject to Clause 13.2, the Receiving Party must:

(i)
keep the Disclosing Party's Confidential Information confidential and not directly or indirectly disclose, divulge or communicate that Confidential Information to, or otherwise place that Confidential Information at the disposal of, any other person without the prior written approval of the Disclosing Party;

(ii)	take all reasonable steps to secure and keep secure all Disclosing Party's Confidential Information coming into its possession or control; and

(iii)
not memorise, use, modify, reverse engineer or make copies, notes or records of the Disclosing Party's Confidential Information for any purpose other than in connection with the performance by the Receiving Party of its obligations under this Agreement.

13.2	The obligations of confidentiality under Clause 13.1 do not apply to any information that:

(i)	is generally available to the public (other than by reason of a breach of this Agreement);

(ii)	is required to be disclosed by any applicable Law; or

(iii)	is required to be disclosed by clause 5 or clause 6.

13.3	Notwithstanding anything mentioned herein, if required by any applicable Law:

(i)	IPAMC is hereby specifically authorised to disclose the identity of ISHI to any government or regulatory body, upon request and without any further consent from ISHI; and

(ii)	ISHI is hereby specifically authorised to disclose the identity of IPAMC to any government or regulatory body, upon request and without any further consent from IPAMC.

13.4	Notwithstanding anything mentioned herein, this clause 13 is entirely subject to clause 5 and in the event of any conflict between this clause 13 and clause 5, the latter shall prevail.

14.	STATUTORY RULES AND REGULATION

14.1	In the event of any conflict between any Law and this Agreement, the Law will prevail.

14.2	IPAMC will be bound to accept any action that ISHI in its reasonable judgment determines to take in order to comply with the Advisers Act, the 1940 Act, or the rules and regulations thereunder.

15.	GOVERNING LAW AND JURISDICTION CLAUSE

This Agreement will be governed by the laws of the State of New York and shall be interpreted in a manner consistent with the Advisers Act and the 1940 Act.

16.	DISPUTE RESOLUTION

16.1	Objective

The Parties will agree to use reasonable commercial efforts to resolve by negotiation any problem that arises between them under this Agreement.

No Party may resort to legal proceedings, until the following process has been fully exhausted, except if it is necessary to seek an urgent interim determination.

16.2	Notification

If a problem arises (including a breach or an alleged breach) under  this Agreement which is not resolved at the operational level or which is sufficiently serious that it cannot be resolved at the operational level, a Party concerned about the problem may notify the other.

Management representatives of each of the Parties will then endeavour in good faith to agree upon a resolution.

16.3	Expert Determination

If mediation pursuant to Clause 16.2 fails, or either Party states it does not wish to accept settlement of the dispute through a mediator within ten (10) Business Days (or such other time frame agreed between the Parties), the Parties may agree to expert determination.

16.4	Proceedings

If either mediation or expert determination fails, or if either Party states that it does not wish to proceed with either mediation or expert determination, then the Parties agree to arbitration, upon which any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in India in accordance with the (Indian) Arbitration and Conciliation Act, 1996 for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

16.5	Continued Performance

The Parties will continue to perform this Agreement while attempts are made to resolve the dispute unless prevented by the nature of the dispute.

Where the dispute relates to payment and IPAMC is required to continue to perform its obligations under this Agreement pursuant to this Clause 16, ISHI will continue to pay IPAMC any undisputed amounts payable under this Agreement.

17.	DECLARATION

Each Party declares that all the details provided to the other Party in respect of itself are true and correct as at the date of this Agreement.

18.	REPRESENTATIONS OF ISHI and IPAMC

18.1	ISHI hereby represents and undertakes as follows:

(i) Powers: ISHI has the power to execute this Agreement, and to deliver this Agreement and to perform its obligations under this Agreement;

(ii)
No Violation or Conflict: Such execution, delivery and performance as described under Clause 18.1(i) does not violate or conflict with any applicable Law or any order or judgement of any court or other agency of government applicable to ISHI;

(iii)
Consents: All governmental and other licences, approvals, registrations and consents (as applicable) that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iv) ISHI will at all times ensure that it has all requisite powers, authority and approvals as the case may be to enter into and undertake all its obligations under this Agreement.

18.2	IPAMC hereby represents and undertakes as follows:

(i) Powers: IPAMC has the power to execute this Agreement, and to deliver this Agreement and to perform its obligations under this Agreement;

(ii)
No Violation or Conflict: Such execution, delivery and performance as described under Clause 18.2(i) does not violate or conflict with any applicable Law or any order or judgement of any court or other agency of government applicable to IPAMC;

(iii)
Consents: All governmental and other licences, approvals, registrations and consents (as applicable) that are required to have been obtained by it with respect to this Agreement and have been obtained are in full force and effect and all conditions of any such consents have been complied with; and

(iv) IPAMC will at all times ensure that it has all requisite powers, authority and approvals as the case may be to enter into and undertake all its obligations under this Agreement.

19.	MISCELLANEOUS

19.1	No Agency

This Agreement is entered into on a Principal-to-Principal basis and no Party shall be deemed to be an agent of any other Party.

19.2	Successors and Assigns

The provisions of this Agreement shall be binding upon and insure to the benefit of the Parties hereto and their respective successors and permitted assigns and affiliates. Nothing in this Agreement either express or implied is intended to release a Party or their respective affiliates from liability and responsibility with respect to its rights and obligations hereunder.

19.3	Entire Agreement; No Third Party Rights

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter or this Agreement. No representation, inducement, promises, understanding, condition, or warranty not set fourth herein has been made or relied upon by any Party hereto.

Neither this Agreement nor any provision hereof is intended to confer upon any person other than the Parties to this Agreement any rights or remedies hereunder.

19.4	Further Assurances

In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and to perform such additional actions as may be necessary, appropriate or reasonably requested to carry out or evidence the transactions contemplated hereby.

19.5	Severability

If any term or provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be ineffective to the extent of prohibition or unenforceability shall be amended by the Parties only to the extent necessary to be enforceable consistent with the Parties’ intent; provided that such unenforceability shall not invalidate the remaining provisions of this Agreement which shall remain in full force and effect.

19.6	No Waivers

No failure or delay by any Party in exercising any right, power of privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

19.7	Counterparts

This Agreement may be executed in any number of counterparts by the Parties, and each of them so executed and delivered shall be an original, but the counterparts shall together constitute one and the same instrument.

19.8	Amendments

This Agreement may be amended or waived only with the consent of all Parties and any such amendment or waiver will not be valid and binding on all Parties if it is not agreed or waived in writing.

Schedule 1:  Fees

The fees shall be calculated and paid quarterly.  The fee for each calendar quarter shall be as provided in the table below based on the average daily net asset value of the U.S. Mutual Fund during such quarter:

Average Daily Net Asset Value of the U.S. Mutual Fund during the Quarter	Amount of Quarterly Fee
Up to and including US$100 million	US$25,000
In excess of US$100 million up to and including US$200 million	US$62,500
In excess of US$200 million up to and including US$500 million	US$250,000
In excess of US$500 million up to and including US$650 million	US$500,000
In excess of US$650 million up to and including US$750 million	US$750,000
In excess of US$750 million up to and including US$900 million	US$1,000,000
In excess of US$900 million up to and including US$1,000 million	US$1,250,000

The parties will, if necessary, negotiate in good faith the fees that will apply to quarters in which the average daily net asset value of the U.S. Mutual Fund exceeds US$1,000 million.

Fees for partial calendar quarters shall be pro rated based on the number of days during the calendar quarter that the Agreement is in force.

For the avoidance of doubt, in no case shall Forum Funds, the U.S. Mutual Fund, or any other series of Forum Funds have any obligation to pay any fees or other amounts due under this Schedule.

Schedule 2: Copies of Rules 204-2(a)(1), (2), (4), (5), and (6) and 204-2(c) and Rule 204-2(a)(3) and (7) under the Advisers Act

Books and records to be maintained by investment advisers

204-2(a) Every investment adviser registered or required to be registered under section 203 of the Act (15 U.S.C. 80b–3) shall make and keep true, accurate and current the following books and records relating to its investment advisory business;

(1) A journal or journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger.

(2) General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts.

…

(4) All check books, bank statements, cancelled checks and cash reconciliations of the investment adviser.

(5) All bills or statements (or copies thereof), paid or unpaid, relating to the business of the investment adviser as such.

(6) All trial balances, financial statements, and internal audit working papers relating to the business of such investment adviser.

***

204-2(c)(1) Every investment adviser subject to paragraph (a) of this section who renders any investment supervisory or management service to any client shall, with respect to the portfolio being supervised or managed and to the extent that the information is reasonably available to or obtainable by the investment adviser, make and keep true, accurate and current:

(i) Records showing separately for each such client the securities purchased and sold, and the date, amount and price of each such purchase and sale.

(ii) For each security in which any such client has a current position, information from which the investment adviser can promptly furnish the name of each such client, and the current amount or interest of such client.

(2) Every investment adviser subject to paragraph (a) of this section that exercises voting authority with respect to client securities shall, with respect to those clients, make and retain the following:

(i) Copies of all policies and procedures required by §275.206(4)–6.

(ii) A copy of each proxy statement that the investment adviser receives regarding client securities. An investment adviser may satisfy this requirement by relying on a third party to make and retain, on the investment adviser's behalf, a copy of a proxy statement (provided that the adviser has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request) or may rely on obtaining a copy of a proxy statement from the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

(iii) A record of each vote cast by the investment adviser on behalf of a client. An investment adviser may satisfy this requirement by relying on a third party to make and retain, on the investment adviser's behalf, a record of the vote cast (provided that the adviser has obtained an undertaking from the third party to provide a copy of the record promptly upon request).

(iv) A copy of any document created by the adviser that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision.

(v) A copy of each written client request for information on how the adviser voted proxies on behalf of the client, and a copy of any written response by the investment adviser to any (written or oral) client request for information on how the adviser voted proxies on behalf of the requesting client.

***

204-2(a)(3) A memorandum of each order given by the investment adviser for the purchase or sale of any security, of any instruction received by the investment adviser concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Such memoranda shall show the terms and conditions of the order, instruction, modification or cancellation; shall identify the person connected with the investment adviser who recommended the transaction to the client and the person who placed such order; and shall show the account for which entered, the date of entry, and the bank, broker or dealer by or through whom executed where appropriate. Orders entered pursuant to the exercise of discretionary power shall be so designated.

…

(7) Originals of all written communications received and copies of all written communications sent by such investment adviser relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security: Provided, however, ( a ) That the investment adviser shall not be required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for the investment adviser, and ( b ) that if the investment adviser sends any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than 10 persons, the investment adviser shall not be required to keep a record of the names and addresses of the persons to whom it was sent; except that if such notice, circular or advertisement is distributed to persons named on any list, the investment adviser shall retain with the copy of such notice, circular or advertisement a memorandum describing the list and the source thereof.

Schedule 3:  Copy of Rule 206(4)-7 under the Advisers Act

Compliance procedures and practices

If you are an investment adviser registered or required to be registered under section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b–3), it shall be unlawful within the meaning of section 206 of the Act (15 U.S.C. 80b–6) for you to provide investment advice to clients unless you:

(a) Policies and procedures. Adopt and implement written policies and procedures reasonably designed to prevent violation, by you and your supervised persons, of the Act and the rules that the Commission has adopted under the Act;

(b) Annual review. Review, no less frequently than annually, the adequacy of the policies and procedures established pursuant to this section and the effectiveness of their implementation; and

(c) Chief compliance officer. Designate an individual (who is a supervised person) responsible for administering the policies and procedures that you adopt under paragraph (a) of this section.

Schedule 4:  Copy of Rule 38a-1 under the Advisers Act

Compliance procedures and practices of certain investment companies

(a) Each registered investment company and business development company (“fund”) must:

(1) Policies and procedures. Adopt and implement written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws by the fund, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the fund;

(2) Board approval. Obtain the approval of the fund's board of directors, including a majority of directors who are not interested persons of the fund, of the fund's policies and procedures and those of each investment adviser, principal underwriter, administrator, and transfer agent of the fund, which approval must be based on a finding by the board that the policies and procedures are reasonably designed to prevent violation of the Federal Securities Laws by the fund, and by each investment adviser, principal underwriter, administrator, and transfer agent of the fund;

(3) Annual review. Review, no less frequently than annually, the adequacy of the policies and procedures of the fund and of each investment adviser, principal underwriter, administrator, and transfer agent and the effectiveness of their implementation;

(4) Chief compliance officer. Designate one individual responsible for administering the fund's policies and procedures adopted under paragraph (a)(1) of this section:

(i) Whose designation and compensation must be approved by the fund's board of directors, including a majority of the directors who are not interested persons of the fund;

(ii) Who may be removed from his or her responsibilities by action of (and only with the approval of) the fund's board of directors, including a majority of the directors who are not interested persons of the fund;

(iii) Who must, no less frequently than annually, provide a written report to the board that, at a minimum, addresses:

(A) The operation of the policies and procedures of the fund and each investment adviser, principal underwriter, administrator, and transfer agent of the fund, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph (a)(3) of this section; and

(B) Each Material Compliance Matter that occurred since the date of the last report; and

(iv) Who must, no less frequently than annually, meet separately with the fund's independent directors.

(b) Unit investment trusts. If the fund is a unit investment trust, the fund's principal underwriter or depositor must approve the fund's policies and procedures and chief compliance officer, must receive all annual reports, and must approve the removal of the chief compliance officer from his or her responsibilities.

(c) Undue influence prohibited. No officer, director, or employee of the fund, its investment adviser, or principal underwriter, or any person acting under such person's direction may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the fund's chief compliance officer in the performance of his or her duties under this section.

(d) Recordkeeping. The fund must maintain:

(1) A copy of the policies and procedures adopted by the fund under paragraph (a)(1) that are in effect, or at any time within the past five years were in effect, in an easily accessible place; and

(2) Copies of materials provided to the board of directors in connection with their approval under paragraph (a)(2) of this section, and written reports provided to the board of directors pursuant to paragraph (a)(4)(iii) of this section (or, if the fund is a unit investment trust, to the fund's principal underwriter or depositor, pursuant to paragraph (b) of this section) for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and

(3) Any records documenting the fund's annual review pursuant to paragraph (a)(3) of this section for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

(e) Definitions. For purposes of this section:

(1) Federal Securities Laws means the Securities Act of 1933 (15 U.S.C. 77a–aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a–mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107–204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106–102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311–5314; 5316–5332) as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

(2) A Material Compliance Matter means any compliance matter about which the fund's board of directors would reasonably need to know to oversee fund compliance, and that involves, without limitation:

(i) A violation of the Federal securities laws by the fund, its investment adviser, principal underwriter, administrator or transfer agent (or officers, directors, employees or agents thereof),

(ii) A violation of the policies and procedures of the fund, its investment adviser, principal underwriter, administrator or transfer agent, or

(iii) A weakness in the design or implementation of the policies and procedures of the fund, its investment adviser, principal underwriter, administrator or transfer agent.

Authorised Signatory of ICICI Securities Holdings Inc.	) ) ) )

/s/ DJ Ashar		/s/ Gopakumar Puthenveettil
Signature		Signature

Devangi Ashar
Name of witness ___________________		Name of authorised representative Gopakumar Puthenveettil President

Authorised Signatory of ICICI Prudential Asset Management Company Ltd:	) ) ) )

/s/ Saurabh Gangrade		/s/ Supriya Sapre
Signature		Signature

Name of witness Saurabh Gangrade		Name of authorised representative Supriya Sapre Head - Compliance and Legal